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                                                                                                                EXHIBIT 12



                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
                                             FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND
                                        FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1995 (a)
                                        ------------------------------------------------------
                                                         (Millions of dollars)


                                                              For the Three              Years Ended December 31,
                                                              Months Ended      ------------------------------------------
                                                             March 31, 1996     1995     1994      1993     1992      1991
                                                             --------------     ----     ----      ----     ----      ----

Income from continuing operations,  before provision or
   benefit for income taxes and cumulative effect of
   accounting changes effective 1-1-92 and 1-1-95..........         $   713    $1,201   $1,409    $1,392   $1,707   $1,744
Dividends from less than 50% owned companies
   more or (less) than equity in net income................              (1)        1       (1)       (8)      (9)       5
Minority interest in net income............................              16        54       44        17       18       16
Previously capitalized interest charged to
   income during the period................................               7        33       29        33       30       23
                                                                    -------    ------   ------    ------   ------   ------
        Total earnings.....................................             735     1,289    1,481     1,434    1,746    1,788
                                                                    -------    ------   ------    ------   ------   ------

Fixed charges Items charged to income:
     Interest charges......................................             146       614      594       546      551      644
     Interest factor attributable to operating
          lease rentals....................................              26       110      118        91       94       76
     Preferred stock dividends of subsidiaries
          guaranteed by Texaco Inc.........................              10        36       31         4        -        -
                                                                    -------    ------   ------    ------   ------   ------
        Total items charged to income......................             182       760      743       641      645      720

   Interest capitalized....................................               5        28       21        57      109       80
   Interest on ESOP debt guaranteed by Texaco Inc..........               3        14       14        14       18       26
                                                                    -------    ------   ------    ------   ------   ------
        Total fixed charges................................             190       802      778       712      772      826
                                                                    -------    ------   ------    ------   ------   ------

Earnings available for payment of fixed charges............         $   917    $2,049   $2,224    $2,075   $2,391   $2,508
   (Total earnings + Total items charged to income                  =======    ======   ======    ======   ======   ======

Ratio of earnings to fixed charges of Texaco
   on a total enterprise basis.............................            4.83      2.55     2.86      2.91     3.10     3.04
                                                                    =======    ======   ======    ======   ======   ======


(a)  Excludes discontinued operations.

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